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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE

Media Contact:
Anita Sen or Kirsten Clausen
Golin/Harris (for Telebank)
213/623-4200

                  TELEBANK TO INTRODUCE NO-ANNUAL-FEE INTERNET
                           CREDIT CARD WITH FIRST USA

       LATEST ADDITION TO GROWING LINE OF INTERNET-ENABLED VALUE PRODUCTS

         Arlington, VA (March 31, 1999) - Telebank http://www.telebankonline.com), a leader in the nationwide delivery of high value financial service products via the Internet, today announced the signing of an exclusive agreement with First USA to offer an Internet-enabled credit card.

         In keeping with Telebank's ten-year mission to provide value, the Telebank True.net(TM) no-annual-fee credit card will feature an introductory annual percentage rate of just 3.9% for five months and a 9.99% APR thereafter. The Telebank True.net(TM) credit card will be issued by First USA, the world's largest Visa credit card issuer.

         "For Telebank to offer a credit card, it has to provide our customers with the value they've come to expect--the most competitive rates, low or no fees, convenience and quality. And of course, the card has to be geared to the special needs of our online banking customers," said Mitchell H. Caplan, President and CEO of Telebank. "The Telebank True.net(TM) credit card is just one of many products we intend to introduce in 1999 to establish www.telebankonline as one of the most convenient one-stop personal finance sites on the Internet." With the introduction of the True.net(TM) credit card, Telebank customers can safely apply entirely online and securely access account information, such as current balances and available credit, over the web.

         Setting the standard as an innovator in the banking industry, Telebank created a "branchless banking" model in 1989 by replacing brick-and-mortar branches with service through direct delivery channels. This direct delivery model reduced operating costs by more than half, allowing Telebank to reward its forward-thinking, value-conscious customers with a combination of premium yields in the top one-percent nationally, no or low account fees, free Internet checking, anywhere/anytime convenience, and quality customer service.
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         Telebank customers have a choice of using their preferred service channel, including the Internet, telephone, fax and ATMs. Customers can log on to the Telebank Web site and manage their accounts from the convenience of home, 24-hours-a-day, 7-days-a-week. Telebank's customer service representatives are available by phone for extended hours, offering one-on-one service without the hassles of long lines or traditional "banker's hours."

         Telebank has introduced Internet checking with its True.net(TM) checking account, which gives account holders the convenience of completing transactions, such as bill payments over the Internet, while yielding the premium rates of a money market account. Telebank's Internet checking account holders receive interest on account balances over $2,500, free unlimited online bill payments, free Internet account access, free printed checks, a free ATM/Debit card and pay no monthly fees.

         Telebank is a wholly owned subsidiary of TeleBanc Financial Corporation (NASDAQ:TBFC). Telebank provides high value financial products and services to customers in all 50 states through low-cost alternative delivery platforms, including the Internet, telephone and facsimile. Telebank has over 50,000 accounts, more than $1.1 billion in deposits and $2.3 billion in assets. Telebank can be accessed at www.telebankonline.com or 1-800-TELEBANK.


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